Exhibit (4)
   WPC2501                       12/09/97            GWR/MCW/meo



                HEIN-WERNER RETIREMENT AND SAVINGS PLAN AND TRUST


                    (As Amended and Restated January 1, 1998)

                HEIN-WERNER RETIREMENT AND SAVINGS PLAN AND TRUST

                    (As Amended and Restated January 1, 1998)

                                TABLE OF CONTENTS
                                                                         Page

   ARTICLE I. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  2
        Section 1.01. Definitions. . . . . . . . . . . . . . . . . . . . .  2
        Section 1.02. Construction.  . . . . . . . . . . . . . . . . . . .  4

   ARTICLE II. PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . .  5
        Section 2.01. Participation Requirements.  . . . . . . . . . . . .  5
        Section 2.02. Vesting Service. . . . . . . . . . . . . . . . . . .  6
        Section 2.03. Transfer.  . . . . . . . . . . . . . . . . . . . . .  6

   ARTICLE III. CONTRIBUTIONS TO THE TRUST FUND  . . . . . . . . . . . . .  8
        Section 3.01. Contributions by Companies.  . . . . . . . . . . . .  8
        Section 3.02. Participant Deposits.  . . . . . . . . . . . . . . .  9
        Section 3.03. No Liability for Future Company Contributions. . . . 12
        Section 3.04. Time Period for Payment of Company Contributions.  . 12
        Section 3.05. Funding Policy.  . . . . . . . . . . . . . . . . . . 12
        Section 3.06. Contribution Amounts Returnable to the Company.  . . 12
        Section 3.07. Special Rules Applicable to Returning Veterans.  . . 13
        Section 3.08. Rollovers. . . . . . . . . . . . . . . . . . . . . . 14

   ARTICLE IV. PARTICIPANT ACCOUNTS  . . . . . . . . . . . . . . . . . . . 15
        Section 4.01. Establishment and Nature Thereof.  . . . . . . . . . 15
        Section 4.02. Allocation of Company Contributions. . . . . . . . . 15
        Section 4.03. Allocation of Participant Deposits.  . . . . . . . . 16
        Section 4.04. Allocation of Forfeitures. . . . . . . . . . . . . . 16
        Section 4.05. Allocation of Changes in Values. . . . . . . . . . . 16
        Section 4.06. Direction of Investment. . . . . . . . . . . . . . . 16
        Section 4.07. Annual Statement for Participants. . . . . . . . . . 17
        Section 4.08. Maximum Allocation Limitations.  . . . . . . . . . . 17

   ARTICLE V. BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . . 18
        Section 5.01. Benefits Payable to Participant. . . . . . . . . . . 18
        Section 5.02. Death Benefits.  . . . . . . . . . . . . . . . . . . 19
        Section 5.03. Form and Time of Payment.  . . . . . . . . . . . . . 19
        Section 5.04. Hardship Withdrawals.  . . . . . . . . . . . . . . . 20
        Section 5.05. Payments to Minor or Incompetent Person. . . . . . . 21
        Section 5.06. Erroneous Overpayments.  . . . . . . . . . . . . . . 21

   ARTICLE VI. PLAN ADMINISTRATION . . . . . . . . . . . . . . . . . . . . 22
        Section 6.01. Appointment of Members.  . . . . . . . . . . . . . . 22
        Section 6.02. Responsibility and Authority of the Administrator. . 22
        Section 6.03. Use of Professional Services.  . . . . . . . . . . . 23
        Section 6.04. Fees and Expenses. . . . . . . . . . . . . . . . . . 23
        Section 6.05. Organization and Procedure.  . . . . . . . . . . . . 23
        Section 6.06. Delegation of Authority and Responsibility.  . . . . 23
        Section 6.07. Requirement to Furnish Information and to Use
                      Administrator's Forms.23
        Section 6.08. Claims Procedure.  . . . . . . . . . . . . . . . . . 23
        Section 6.09. Agent for Service of Process.  . . . . . . . . . . . 24

   ARTICLE VII. TRUSTEE  . . . . . . . . . . . . . . . . . . . . . . . . . 25
        Section 7.01. Trustee Removal and/or Resignation.  . . . . . . . . 25
        Section 7.02. Trustee's General Powers.  . . . . . . . . . . . . . 25
        Section 7.03. Payments from the Trust Fund.  . . . . . . . . . . . 26
        Section 7.04. Trustee Accounting.  . . . . . . . . . . . . . . . . 26
        Section 7.05. Settlement of Trustee Accounts.  . . . . . . . . . . 26
        Section 7.06. Reliance on Written Communications.  . . . . . . . . 27
        Section 7.07. Trustee Fees and Expenses. . . . . . . . . . . . . . 27

   ARTICLE VIII. INVESTMENT OF TRUST FUND  . . . . . . . . . . . . . . . . 28
        Section 8.01. Trustee Investment of Trust Fund.  . . . . . . . . . 28
        Section 8.02. Use of Trustee's Commingled Investment Funds.  . . . 28
        Section 8.03. Investment of Accounts.  . . . . . . . . . . . . . . 28

   ARTICLE IX. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES  . . . . . . 29
        Section 9.01. Fiduciaries. . . . . . . . . . . . . . . . . . . . . 29
        Section 9.02. Allocation of Fiduciary Responsibilities.  . . . . . 29
        Section 9.03. General Limitation on Liability. . . . . . . . . . . 29
        Section 9.04. Responsibility for Co-Fiduciaries. . . . . . . . . . 29
        Section 9.05. Multiple Fiduciary Capacities. . . . . . . . . . . . 29

   ARTICLE X. AMENDMENT AND TERMINATION  . . . . . . . . . . . . . . . . . 30
        Section 10.01. Amendment.  . . . . . . . . . . . . . . . . . . . . 30
        Section 10.02. Termination.  . . . . . . . . . . . . . . . . . . . 30

   ARTICLE XI. GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . 31
        Section 11.01. Non-Guarantee of Continued Association or Other
                       Benefits. . . . . . . . . . . . . . . . . . . . . . 31
        Section 11.02. Mergers, Consolidations and Transfers of
                       Plan Assets . . . . . . . . . . . . . . . . . . . . 31
        Section 11.03. Spendthrift Clause. . . . . . . . . . . . . . . . . 31
        Section 11.04. Exclusive Benefit.  . . . . . . . . . . . . . . . . 31
        Section 11.05. Full Satisfaction of Claims.  . . . . . . . . . . . 32
        Section 11.06. General Limitation on Liability.  . . . . . . . . . 32
        Section 11.07. Indemnification.  . . . . . . . . . . . . . . . . . 32
        Section 11.08. Counterparts. . . . . . . . . . . . . . . . . . . . 32
        Section 11.09. Successors and Assigns. . . . . . . . . . . . . . . 32
        Section 11.10. IRS Approval. . . . . . . . . . . . . . . . . . . . 32
        Section 11.11. Top-Heavy Restrictions. . . . . . . . . . . . . . . 32
        Section 11.12. Retroactive Effective Date. . . . . . . . . . . . . 34
        Section 11.13. Direct Transfer of Eligible Rollover Distributions. 34

   ARTICLE XII. TRUSTEE ACCEPTANCE . . . . . . . . . . . . . . . . . . . . 36
        Section 12.01. Effective Date of Acceptance. . . . . . . . . . . . 36

                HEIN-WERNER RETIREMENT AND SAVINGS PLAN AND TRUST

             THIS AGREEMENT, made and entered into this ____ day of December, 1997, by and between Hein-Werner Corporation, a Wisconsin corporation (hereinafter called "Company"), and First Bank (N.A.), as Trustee of the trust hereby continued (hereinafter called "Trustee");

                              W I T N E S S E T H :

             WHEREAS, the Hein-Werner Retirement and Savings Plan and Trust (hereinafter called "Plan") is currently maintained by the Company pursuant to a document effective January 1, 1989 between the Company and the predecessor to the Trustee; and

             WHEREAS, the Company desires to amend and restate the Plan and Trust to incorporate all amendments since its last restatement, to reflect the appointment of the Trustee and the use of daily valuation, and to comply with the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and various other statutory and regulatory changes;

             NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed between the Company and the Trustee as follows:

                             ARTICLE I. DEFINITIONS

             Section 1.01. Definitions. Unless the context clearly indicates otherwise, the following words and phrases when used herein shall have the following respective meanings:

             (a) "Affiliate" means each Company and any other corporation which is a member of a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group, as defined in Code Section 414(b), (c), (m) or (o), that includes a Company.

             (b) "Administrator" means the Committee established and operating pursuant to Article VI hereof.

             (c) "Beneficiary" means the person, trust and/or other entity entitled to receive benefits in the event of the Participant's death. A Participant shall designate his Beneficiary on the form and in the manner prescribed by the Administrator and such designation may be changed or withdrawn by the Participant at any time. The most recent valid designation on file with the Administrator at the time of the Participant's death shall be the Beneficiary. Notwithstanding the foregoing, in the event the Participant is married at the time of his death, the Beneficiary shall be the Participant's spouse at such time unless such spouse consented in writing to the designation of an alternative Beneficiary after notice of the spouse's rights and such consent was witnessed (i) by a Plan representative appointed by the Administrator or (ii) by a notary public. In the event no valid designation of a Beneficiary is on file with the Administrator at the date of death or no designated Beneficiary survives him, the Participant's spouse shall be deemed the Beneficiary; in the further event the Participant is unmarried or his spouse does not survive him, the Participant's estate shall be deemed to be his Beneficiary.

             (d)  "Board" means the Board of Directors of Hein-Werner.

             (e) "Code" means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (f) "Companies" means (i) Hein-Werner, (ii) Blackhawk Collision Repair, Inc., and (iii) any other Affiliate which is designated by the Board and adopts the Plan by action of its board of directors.

             (g) "Compensation" means the sum of the amount reflected in Box 1 of Form W-2 (or its successor) as compensation paid by the Companies to a Participant for a Plan Year, plus any salary reduction pursuant to Code Sections 125 or 401(k) minus any and all reimbursements or other expense allowances, fringe benefits (cash or noncash), deferred compensation, and welfare benefits. Compensation earned while in an excluded category under Section 2.01(c) hereof shall not be included as Compensation under this Plan. The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all other purposes under the Plan shall be $160,000 or such higher amount permitted pursuant to Code 401(a)(17).

             (h) "Deposits" means amounts designated by Participants pursuant to Section 3.02 hereof which are contributed by the Companies in lieu of payment of an equal amount to the Participants as compensation.

             (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted and applied under regulations and rulings issued pursuant thereto, all as in effect from time to time.

             (j) "Hein-Werner" means Hein-Werner Corporation, a Wisconsin corporation.

             (k) "Net Income" means the worldwide, consolidated net income of Hein-Werner determined from its books in accordance with generally accepted accounting principles, but before any deduction for state and federal net income taxes, surtaxes and excess profit taxes and before any deduction for contributions made to this Plan. Net Income shall also be exclusive of any profit the Companies derive from extraordinary items such as the sale of capital assets, fixed assets and securities, refunds of taxes or any other items not arising from usual business operations.

             (l) "Normal Retirement Date" means the Participant's sixty-fifth (65th) birthday.

             (m) "Participant" means any individual classified by a Company as a common law employee of a Company (regardless of a final determination of such status by a governmental entity) who becomes eligible to participate under the Plan pursuant to Section 2.01 hereof.

             (n) "Plan" means the profit sharing plan herein continued and contained, as amended and in effect from time to time, which shall be known as the "Hein-Werner Retirement and Savings Plan and Trust" and was formerly known as the "Hein-Werner Corporation Employees' Profit Sharing and Retirement Plan and Trust". The governing documents for the Plan shall include this Agreement, any amendments thereto, Board resolutions and any uniformly applicable rules, regulations and standards promulgated by the Administrator consistent and in accordance with the terms hereof.

             (o) "Plan Year" means any twelve (12) month period ending on December 31.

             (p) "Total and Permanent Disability" means the Participant's inability to further perform his usual and customary duties with a Company or to engage in other gainful occupation or employment of a reasonably commensurate nature by reason of any medically determinable physical or mental impairment as determined by the Administrator pursuant to uniform rules consistently applied for purposes of the Plan to all Participants in like circumstances.

             (q) "Trust Fund" means all sums of money and other property, together with all earnings, income and increment thereon, held in trust under the Plan pursuant to the terms hereof.

             (r) "Trustee" means First Bank (N.A.) or any successor thereto designated by the Board pursuant to Section 7.01 hereof.

             (s) "Vesting Service" means a Participant's service which is credited under Section 2.02 hereof.

             Section 1.02 Construction. (a) Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire Agreement and not to any particular article or section. Titles or articles and sections hereof are for general information only, and this Agreement and the Plan are not to be construed by reference thereto.

             (b) This Agreement and the Plan shall be construed and their validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of this Agreement and/or the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Agreement and/or the Plan, but this Agreement and/or the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted therein.

                           ARTICLE II.  PARTICIPATION

             Section 2.01. Participation Requirements. (a) An employee of a Company shall become a Participant subject to subsection (c) below, on his participation date, which date shall be the earlier to occur of January 1, 1989 or any subsequent January 1 or July 1 coincidental with or next following the completion of the requirements in subsection (b) below. If a former employee of the Company returns to employment and (i) has completed the requirements in subsection (b), but is not employed on the relevant January 1 or July 1, or (ii) has terminated employment after becoming a Participant, he shall become a Participant on his date of rehire.

             (b) Subject to subsection (c) below, an employee shall be eligible to become a Participant upon completion of the following requirements:

                  (i)  attainment of age twenty-one (21); and

                  (ii) completion of the twelve (12) month period commencing on his employment commencement date or anniversary thereof, during which period he completes at least one thousand (1,000) hours of employment.

             (c) It is expressly provided that only employees of United States operations shall be eligible and that any employee who is in a unit of employees covered by a collective bargaining agreement shall become or continue as a Participant only if such bargaining agreement specifically provides that employees in such unit shall be covered by the Plan. A person who is a "leased employee" within the meaning of Code Section 414(n) or (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a leased employee toward completion of the Plan's eligibility and vesting requirements. Notwithstanding the foregoing, the Administrator may designate as a Participant herein any non-resident alien who is employed by one of the Companies or any wholly owned subsidiary thereof; provided, however, that any such non-resident alien shall not be entitled to make any Deposits pursuant to Section 3.02 hereof.

             (d) For all purposes of the Plan, an hour of employment is an hour for which a person is directly or indirectly paid by an Affiliate, including any hour for which back pay is awarded; provided, however, that no credit shall be given for payments pursuant to applicable workers' compensation or unemployment compensation laws nor for any hours in excess of five hundred and one (501) during a single, continuous period during which no work is performed. Non-worked hours shall be calculated pursuant to Department of Labor regulations Section 2530.200b-2(b) and (c). If the Affiliate does not maintain sufficient records regarding actual hours of employment, an employee shall be credited with forty-five (45) hours of employment for each week during which he is credited with at least one (1) hour of employment.

             Section 2.02. Vesting Service. (a) An employee shall receive Vesting Service calculated in years and daily fractions thereof equal to the following:

                  (i) for employees of Hein-Werner or Kansas Jack, Inc. on or before December 31, 1982, the Vesting Service credited to the employee as of December 31, 1982 as provided by the terms of the Plan as then in effect; plus

                  (ii) for employees of Great Bend Industries, Inc. on or
                       before December 31, 1982, the Vesting Service credited to the employee as of December 31, 1982 as provided by the terms of the Great Bend Industries, Inc. Profit-Sharing Plan as then in effect; plus

                 (iii) any periods of employment with an Affiliate
                       commencing on or after January 1, 1983 and ending with a severance date as defined in subsection (b) below; plus

                  (iv) any periods of severance after December 31, 1982 which are less than twelve (12) months in length.

   Notwithstanding the foregoing, all employees of Blackhawk Automotive, Inc. on April 1, 1987 shall receive credit for service with the predecessor company on and after January 1, 1987 through the date of acquisition.

             (b) An employee's severance date is the earlier to occur of the following:

                  (i) the date the employee quits, is discharged, retires or dies; or

                  (ii) the first anniversary of the date the employee is
                       absent from service due to disability, layoff or other reason.

             (c) For purposes of Section 5.01 hereof, an employee shall be deemed to incur a break in service if he fails to complete an hour of employment within the twelve (12) month period following a severance date. A break in service shall continue for each twelve (12) month period thereafter in which the person fails to complete an hour of employment. Any former Participant who terminates employment with the Affiliates shall be reinstated as a Participant as of the date of reemployment with a Company. Solely for purposes of determining whether an employee incurs a break in service, an employee shall not be treated as incurring a break in service during the twelve (12) month period following his severance date if the employee is absent from work due to the employee's pregnancy, the birth of a child of the employee, the placement of a child with the employee for adoption by the employee, or the care of such a child immediately after birth or placement.

             Section 2.03. Transfer. (a) In the event an employee of a Company completes the participation requirements of Section 2.01(b)(i) and
   (ii) but has not become a Plan Participant on account of the restriction in Section 2.01(c), such employee shall automatically become a Participant in the Plan as of the day such restriction is no longer applicable to him.

             (b) A Participant who is transferred to employment with an Affiliate which is not eligible for participation hereunder remains a Participant in the Plan so long as he continues in employment with any Affiliate and does not incur a break in service; provided that he shall not be eligible to make Deposits or for allocations of Company contributions and forfeitures for any such period of employment.

                  ARTICLE III.  CONTRIBUTIONS TO THE TRUST FUND

             Section 3.01. Contributions by Companies. Subject to the Board's right to alter, amend or terminate the Plan as herein provided, each Company shall contribute to the Trust Fund for a Plan Year an amount determined by the Administrator as follows:

                  (i) The Administrator shall calculate the Net Income for the Plan Year;

                  (ii) The Administrator shall determine the Applicable
                       Percentage under the following table:

                               Net Income             Applicable
                       (Rounded to Nearest Dollar)    Percentage

                          Under $250,000                  0%
                          250,000   -    500,000          5%
                          500,001   -    750,000          7%
                          750,001   -  1,250,000          9%
                          1,250,001 -  2,000,000         10%
                          2,000,001 -  3,000,000         12%
                          3,000,001 -  4,500,000         14%
                          Over $4,500,000                16%

                 (iii) The Administrator shall determine the product of
                       the Net Income and the Applicable Percentage
                       ((i) x (ii)). The total contribution for all Companies for the Plan Year ("Total Contribution") shall be the resulting product or, if less, an amount equal to fifteen percent (15%) of the total Compensation of all Participants eligible to receive allocations of Company contributions hereunder (as specified in Section 4.02(c) hereof);

                  (iv) Each Company's contribution to the Plan shall equal
                       the Total Contribution multiplied by a fraction of which the numerator is the total Compensation of its eligible Participants for the Plan Year and the denominator is the total Compensation for all eligible Participants for the Plan Year. For purposes of this subsection (iv), a Company's "eligible Participant" is an eligible Participant for the Plan Year under
                       Section 4.02(c) who has earned Compensation from the Company during the Plan Year.

   In addition, the board of directors of a Company may elect within the time specified in Section 3.04 hereof to contribute an additional amount hereunder.

             Section 3.02. Participant Deposits. (a) Election. A Participant may make an election in the manner prescribed by the Administrator to make Deposits under the Plan to be effective on the participation date in Section 2.01 hereof. A Participant is not required to elect to make Deposits immediately upon completion of the participation requirements but may, subject to any rules the Administrator may adopt, make the election at a later date effective as of any subsequent January 1 or July 1. The election shall be effective as of the first day of the Employee's payroll period coincidental with or next following the applicable January 1 or July 1 and shall continue in effect until suspended or terminated pursuant to the terms of the Plan.

             (b) Amount. At the time of the election under subsection (a) above, the Participant shall select the rate of Deposits, which may be any whole percentage of Compensation paid for applicable payroll periods up to a maximum of ten percent (10%). Deposits shall be made by payroll deduction and shall commence with the payroll period in which the election is effective.

             (c) Change in Rate. The rate of a Participant's Deposits shall remain in effect and may be changed only as of the January l or July l following the timely completion of an appropriate election with the Administrator pursuant to such rules as are prescribed by the Administrator.

             (d) Payment. Deposits received by the Companies through payroll deduction shall be remitted to the Trustee on a monthly or more frequent basis as determined by the Administrator.

             (e) Maximum Deferral. (i) No Participant shall contribute deposits in excess of $10,000 in any calendar year (or such higher amount permitted pursuant to Code Section 402(g)) less the amount of any elective deferrals under all other plans, contracts or arrangements maintained by the Companies. In order to ensure compliance with Code Section 402(g), the Administrator in its discretion may prospectively decrease the rate of Deposits of any Participant at any time, and to the extent permitted by applicable regulations, may direct the Trustee to refund Deposits to any Participant.

                  (ii) The Plan is subject to the limitations of Code
                       Section 401(k), which are incorporated herein by this reference. Accordingly, and except as provided in
                       Section 3.02(e)(v)) and (vi), the average deferral percentage for any Plan Year for the group of highly compensated employees (as defined in Code Section 414(q)) who are eligible to participate ("Highly Compensated Participants") in the Plan shall not exceed the greater of:

                       (A) 125 percent of the average deferral percentage for the preceding Plan Year for all employees who are eligible to participate in the Plan other than Highly Compensated Participants ("Non-Highly Compensated Participants"); or

                       (B) the lesser of (A) the average deferral percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year plus two percent; or (B) two times the average deferral percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year.

                 (iii) The deferral percentage for any Non-Highly
                       Compensated Participant is calculated by dividing the amount of the Non-Highly Compensated Participant's Deposits for preceding Plan Year by such Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such preceding Plan Year. The deferral percentage for any Highly Compensated Participant is calculated by dividing the amount of the Highly Compensated Participant's Deposits for the Plan
                       Year by such Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average deferral percentage for the group of Highly Compensated Participants and the group of Non-Highly Compensated Participants is the average of the deferral percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Administrator, in calculating a Participant's deferral percentage, may elect to treat qualified elective contributions and qualified non-elective contributions (if any) as if they were Deposits.

                  (iv) The Administrator may from time to time establish
                       limits (and as appropriate, modify any such limit) on the amount or percentage of Deposits that may be made by or on behalf of Highly Compensated Participants for the Plan Year. In addition, Administrator may prospectively decrease the rate of Deposits of any Participant at any time (or to the extent permitted by applicable regulations, may direct the Trustee to refund Deposits to any Participant), if the Administrator determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average deferral percentage and the requirements of Sections 401(k).

                  (v) For the Plan Year beginning January 1, 1997 ("1997 Plan Year"), the Administrator may elect to calculate the maximum deferral percentage for Highly Compensated Participants based upon either (A) the average deferral percentage of Non-Highly Compensated Participants for the 1997 Plan Year, or (B) the average deferral percentage of Non-Highly Compensated Participants for the 1996 Plan Year (determined using the definition of highly compensated employee as in effect under Section 414(q) of the Code as in effect for the 1996 Plan Year prior to the amendment of
                       Section 414(q) by the Small Business Job Protection Act of 1996).

                  (vi) For Plan Years beginning on or after January 1, 1998, the maximum deferral percentage for Highly Compensated Participants for a Plan Year shall be calculated in accordance with Section 3.02(e)(ii) using the average deferral percentage for Non-Highly Compensated Participants for the preceding Plan Year ("Prior Year Method") unless the Administrator has elected to determine the maximum deferral percentage of Highly Compensated Participants based upon the average deferral percentage of Non-Highly Compensated Participants for the current Plan Year ("Current Year Method"). If the Administrator elects to use the Current Year Method, the election shall apply to all subsequent Plan Years unless the Internal Revenue Service has authorized the Plan to again utilize the Prior Year Method.

                 (vii) If the average deferral percentage of Highly
                       Compensated Participants for any Plan Year exceeds the applicable deferral percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of his excess Deposits, together with income on such Deposits for the Plan Year in which the contributions were made). Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess Deposits relate. The aggregate amount of Deposits to be refunded shall be determined by reducing (or leveling) the maximum allowable level of Deposits to a percentage determined by the Administrator that, if applied to all Highly Compensated Participants with a deferral percentage above that level, would result in the average deferral percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Participants by reducing (or leveling) the maximum dollar amount of Deposits for the Plan Year to an amount determined by the Administrator that, if applied to all Highly Compensated Participants with Deposits above that level, would result in a refund of Deposits equal to the aggregate amount of excess Deposits calculated in accordance with the preceding sentence. The amount required to be distributed to any Highly Compensated Participant shall be reduced by the amount of excess Deposits (if any) previously distributed to the Participant in order to comply with
                       Section 402(g)(5) of the Code.

                (viii) In the event that the Administrator determines
                       that Section 401(k) of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this
                       Section 3.02, the Administrator, in its
                       discretion, may make appropriate adjustments. In addition, the Administrator may promulgate such further rules and procedures as it may deem necessary for the proper application of this Section 3.02.

             (f) Suspension. Notwithstanding subsection (c) above, a Participant may elect in the manner prescribed by the Administrator to suspend making Deposits effective with the payroll period commencing after the making of his election, provided that any such suspension of Deposits shall be effective for a minimum period of one (1) year. A Participant's Deposits shall be automatically suspended for any payroll period which ends with a day on which the Participant is not an eligible employee. Participants shall not be permitted to make up suspended Deposits or to make retroactive Deposits except where the Administrator determines that an administrative or clerical error has occurred in determining or deducting from Compensation the amount of Deposits elected by the Participant. A Participant whose Deposits are suspended may, in the manner prescribed by the Administrator, resume making Deposits effective with the first day of the Participant's payroll period coincidental with or next following the first January 1 or July l next following the period of suspension.

             Section 3.03. No Liability for Future Company Contributions. The benefits under the Plan shall be only such as can be provided by the assets of the Plan, and there shall be no liability or obligation on the part of any Company to make future contributions hereunder or to make any further contributions in the event of termination of the Plan.

             Section 3.04. Time Period for Payment of Company Contributions. Each Company's contribution for any Plan Year shall be paid to the Trustee not later than the time prescribed by law, including any extensions thereof, for filing such Company's federal income tax return for such year.

             Section 3.05. Funding Policy. The funding policy for the Plan is that each Company's contributions allocated to the Plan shall be managed in a manner consistent with ERISA and the general investment objectives for the Plan assets and for the purpose of defraying the reasonable expenses of administering the Plan. The Trustee shall have the responsibility for carrying out the funding policy and shall annually review the funding status of the Plan with the Administrator.

             Section 3.06.  Contribution Amounts Returnable to the Company.
   (a) In no event shall the Companies receive any amount from the Trust Fund, except as provided in this Section and Section 4.08 hereof. In the case of a contribution to the Plan that is made by the Companies by a mistake of fact, as determined by the Companies' independent public accountants and/or legal counsel, such contribution shall, upon written direction of the Administrator, be returned to the Companies within one
   (1) year after the payment of such contribution.

             (b) Company contributions hereunder are conditioned upon their deductibility under Code Section 404. Notwithstanding any provision herein to the contrary, to the extent a deduction is disallowed, contributions shall, upon the written direction of the Administrator, be returned to the Companies within one (1) year after such disallowance.

             Section 3.07. Special Rules Applicable to Returning Veterans. The following provisions shall apply to a Participant who is absent from active employment with any Company on account of military service and who returns from such military service to active employment with any Employer under terms and conditions that entitle the Participant to the protections of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended:

             (a) The Company shall contribute to the Trust as a Company contribution an amount equal to the Company contribution that the Participant would have had allocated to his account had he remained continuously employed with the Company during the period of military service.

             (b) The Participant may elect (either in lieu of or in addition to the Deposits that the Participant may elect to make under Section 3.02 with respect to Compensation earned on and after his reemployment) to make Deposits with respect to his period of eligible military service ("Make-up Contributions"). The Participant may elect Make-up Contributions during the period that begins on the date of the Participant's reemployment from covered military service and extends for the lesser of (i) five years from the date of reemployment, or (ii) a period equal to three times the Participant's period of covered military service. The Make-up Contributions may not exceed the maximum amount of Deposits that would have been permitted under the Plan and applicable Code provisions had the Participant been continuously employed by the Employer during the period of military service, reduced by the amount of Deposits (if any) actually made by the Participant during the period of military service.

             (c) For purposes of determining the amount of the Company contribution under Section 3.07(a) or the maximum amount of Make-up Contributions permissible under Section 3.07(b), the Participant's compensation during the period of eligible military service shall be deemed to equal the rate of pay that the Participant would have received from the Company but for the military service; provided that if such compensation cannot be determined with reasonable certainty, the Participant's compensation for the period of military service shall be deemed to equal the Participant's average compensation from the Company for the twelve (12) month period immediately preceding the Participant's military service (or if the Participant was employed for less than the full twelve (12) month period immediately preceding his military service, the Participant's average compensation from the Company for the Participant's entire period of employment with the Company preceding the Participant's military service).

             (d) No adjustment shall be made to an Participant's account to reflect the gain or loss that would have been credited (charged) to the Participant's account had the Company contributions and Make-up Contributions described in this Section 3.07 been made during the period of military service rather than following the Participant's return to active employment.

             (e) The Company shall credit such Participant with Vesting Service for purposes of Section 2.02 equal to the amount of Vesting Service such Participant would have been credited with had he remained continuously employed with the Company during the period of military service.

             Section 3.08. Rollovers. The Administrator may, in its discretion, direct the Trustee to accept benefits (in the form of cash) of any Participant arising out of participation in an employee pension benefit plan maintained by an employer or a former employer of such person, as a qualified plan under Section 401 or 403 of the Code to the extent such benefits constitute a "qualifying rollover distribution" under
   Section 402(a)(5) of the Code or the proceeds from a rollover individual retirement account under Section 408(d)(3) of the Code. In no event shall amounts representing nondeductible employee contributions be transferred to this Plan pursuant to this Section. Any amount so transferred shall be treated for all purposes of the Plan as fully vested, shall be given special designation by the Trustee in order to provide for the proper administration of the Plan, and shall be subject to such rules and regulations as shall be determined by the Administrator.

                        ARTICLE IV.  PARTICIPANT ACCOUNTS

             Section 4.01. Establishment and Nature Thereof. The Trustee shall maintain an account in the name of each Participant for his allocated share of Deposits, contributions by the Companies and forfeitures. As necessary, investment subaccounts shall be established to reflect the investment of the portions of each Participant's account held in the various investment funds provided in Section 4.06 hereof, and the portion of each Participant's account held in the form of Company stock (if any).

             Section 4.02. Allocation of Company Contributions. (a) As soon as practicable following the close of each Plan Year, the Trustee shall allocate the contributions of the Companies for the Plan Year among the eligible Participants for that Plan Year pursuant to subsection (b) below based on each Participant's participation units and Compensation. Each Participant shall be credited with one (1) participation unit for each $100 (or fraction thereof equal to $50 or more) of his Compensation for the Plan Year from the Companies and an additional unit for each year of Vesting Service credited to him as of the end of such Plan Year.

             (b) Each Participant's share of the contributions of the Companies shall be determined in the following manner and order:

                  (i) an amount equal to the applicable percentage of the Participant's Compensation in excess of the maximum taxable wage base in effect on the first day of the Plan Year under the Federal Insurance Contributions Act; plus

                  (ii) an additional amount equal to the portion of the
                       contribution of the Companies not credited under (i) above multiplied by a fraction, the numerator of which shall be the Participant's participation units for the Plan Year and the denominator of which shall be the aggregate participation units for such year for all Participants eligible for a contribution.

   The applicable percentage under (i) above shall be the lesser of (1) greater of (A) five and seven-tenths percent (5.7%) or (B) the rate of tax pursuant to Code Section 3111(a) in effect on the first day of the Plan Year attributable to old-age insurance, or (2) the percentage of Compensation allocable under (ii) above for Participants with only one year of Vesting Service.

             (c) For purposes of Sections 4.02 and 4.04 hereof, the Participants eligible for allocations of Company contributions and forfeitures for a given Plan Year shall include all Participants who were employed with a Company on the last day of such Plan Year and any Participant whose employment with a Company was severed during such Plan Year for retirement after age sixty-five (65), death or disability, but not for any other reason.

             (d) Subject to the limitations in Section 4.08 hereof, the Trustee shall credit Company contributions (other than in-kind contributions of Company stock) to the appropriate accounts and investment subaccounts as received and in accordance with the Participant's directions given pursuant to Section 4.06 hereof. The Trustee shall credit in-kind contributions of Company stock to the appropriate accounts and subaccounts as received.

             Section 4.03. Allocation of Participant Deposits. Subject to the limitations in Section 4.08 hereof, each business day, the Trustee shall credit the Participant's Deposits to the appropriate accounts and investment subaccounts as received and in accordance with the Participant's directions given pursuant to Section 4.06 hereof.

             Section 4.04. Allocation of Forfeitures. The Trustee shall establish a special account known as the "suspense account" and shall enter into such account all amounts forfeited by any Participants under
   Section 5.01 hereof during the Plan Year. Amounts in the suspense account shall be allocated by the Trustee at the end of such Plan Year among the remaining eligible Participants as defined in Section 4.02 in an amount for each Participant as determined pursuant to Section 4.02(b)(ii).

             Section 4.05. Allocation of Changes in Values. As of each business day, the Trustee shall value the Trust Fund and proportionately adjust each Participant's account to reflect the effect of income received, any change in fair market value (whether realized or unrealized), expenses and all other transactions since the previous business day respecting the Trust Fund. Such valuation and adjustment shall be accomplished prior to any allocation provided in Sections 4.02,
   4.03 and 4.04 hereof. Accounts other than amounts invested in Company stock shall be valued in accordance with the investment funds designated pursuant to Section 4.06.

             Section 4.06. Direction of Investment. (a) Each Participant shall direct, in the manner the Administrator prescribes, the percentage of contributions (other than amounts held in the form of Company stock) to his account which shall be invested in the investment funds specified in subsection (c) below. In the event a Participant fails to direct investment of any part of the account, such amount shall be invested on the Participant's behalf in the First American Prime Obligations Fund (or other available investment option designated by the Administrator from time to time).

             (b) A Participant's direction of investment for future contributions shall remain in effect until changed in such manner as the Administrator may prescribe. In addition, each Participant may direct the Trustee, in the manner the Administrator prescribes, to reallocate the Participant's existing accounts.

             (c) There shall be eight investment funds: First American Prime Obligations, First American Equity Index C, First American Stock C, First American Special Equity C, First American Regional Equity C, Janus Worldwide, Janus Short-Term Bond, and Putnam Income A. Each fund shall have the investment characteristics determined by the Administrator and communicated to the Participants from time to time. The Administrator shall have the authority to add or subtract investment funds at any time.

             (d) Any Company contributions made in the form of Company stock shall be held in a separate subaccount for each Participant. No additions may be made to this subaccount except additional Company contributions in the form of Company stock and cash or stock dividends related to the balance in such subaccount. A Participant may, in the manner prescribed by the Administrator, direct the transfer of amounts held in this subaccount to his subaccount for other Company contributions and such amounts shall be invested in accordance with this Section 4.06.

             Section 4.07. Annual Statement for Participants. As soon as practicable following each Plan Year, the Trustee shall prepare for each Participant, in a form approved by the Administrator, an annual statement reflecting the status of the Participant's account as of the end of the Plan Year.

             Section 4.08. Maximum Allocation Limitations. The Plan is subject to the limitations on benefits and contributions imposed by Code
   Section 415 which are incorporated herein by this reference. The limitation year shall be the Plan Year. In the event that there are multiple plans, benefits under this Plan shall be restricted last. Any amounts not allocable to a Participant by reason of the limitations incorporated herein shall be allocated and reallocated during the limitation year among all other eligible Participants to the extent permitted by the limitations. Any amounts which cannot be allocated or reallocated due to the limitations shall be credited to a suspense account subject to the following conditions: (i) amounts in the suspense account shall be allocated as a forfeiture among all eligible Participants hereunder at such time, including termination of the Plan or complete discontinuance of Company contributions, as the foregoing limitations permit, (ii) no investment gains or losses shall be allocated to the suspense account, (iii) no further Company contributions shall be permitted until the foregoing limitations permit their allocation to Participants' accounts, and (iv) upon termination of the Plan any unallocable amounts in the suspense account shall revert to the Companies.

                              ARTICLE V.  BENEFITS

             Section 5.01. Benefits Payable to Participant. (a) If a Participant severs employment with the Companies (i) on account of Total and Permanent Disability or retirement on or after his Normal Retirement Date or attainment of age sixty (60) or (ii) at any time after attaining six (6) years of Vesting Service, he shall be entitled pursuant to Section
   5.03 hereof to receive the total amount credited to his account. If a Participant's employment is severed under any other circumstances (except by reason of death which is provided for in Section 5.02 hereof), he shall be entitled to receive pursuant to Section 5.03 hereof the total subaccount balances of Deposits and rollovers, plus that percentage of his subaccount balance of Company contributions and forfeitures as of the date of such severance which represents his nonforfeitable interest and the remainder of such subaccount balance of Company contributions and forfeitures shall be subject to forfeiture pursuant to subsection (b) of this Section. A Participant who completes at least one (1) hour of employment, as defined in Section 2.01(d) hereof, on or after January 1, 1989 has a nonforfeitable interest equal to the following:

              Full Years of         Percentage of Account
             Vesting Service        Balance Representing
          At Date of Severance      Nonforfeitable Interest

               Less than 2                    0%
                         2                   20%
                         3                   40%
                         4                   60%
                         5                   80%
                         6                   100%

             (b) Any amounts in a Participant's account which are not payable under subsection (a) above when his employment with the Affiliates is terminated shall remain in such account and shall continue to share in allocations under Section 4.05 hereof until such former Participant incurs a break in service, as defined in Section 2.02(c) hereof, which lasts for sixty (60) consecutive months, whereupon they shall be forfeited and administered pursuant to Section 4.04 hereof. Notwithstanding the foregoing, if a Participant whose employment with the Affiliates terminates prior to his becoming one hundred percent (100%) vested in the portion of his account balance attributable to Company contributions receives a distribution or distributions of his entire vested interest in his account, such Participant's nonvested interest in the Company contributions credited to his account shall be forfeited; provided, however, that if such Participant is reemployed prior to incurring a break in service which lasts for sixty (60) consecutive months, any forfeited amounts shall be reinstated from current forfeitures or a special Company contribution as determined by the Administrator. Any amounts that are reinstated pursuant to the previous sentence shall continue to vest according to the schedule in subsection (a) above taking into consideration any distributed amount. In any such event, the Participant's vested portion of his remaining account shall not be less than an amount "X" determined by the formula X=P(AB+D)-D, where P is the vested percentage at the relevant time, AB is the account balance at the relevant time, and D is the amount of the distribution.

             Section 5.02. Death Benefits. Upon the death of the Participant while employed by the Affiliates, the total amount credited to his account, adjusted pursuant to Sections 4.02 and 4.05 hereof, shall be fully vested and payable in a single sum to such Participant's Beneficiary. Upon the death of a Participant following his termination of employment with the Affiliates, the vested portion of his account which has not been distributed shall be payable to such Participant's Beneficiary.

             Section 5.03. Form and Time of Payment. (a) Form. All amounts payable to a Participant or Beneficiary shall be distributed in a lump sum.

             (b) Timing. Payment shall commence as soon as is reasonably practicable after the Participant's employment with the Affiliates is terminated. Notwithstanding the foregoing, the following rules shall apply:

                  (i) Except with respect to death benefits, no distribution from a Participant's account, the vested balance of which has ever exceeded $5,000 (or such other amount provided in Code Section 411(a)(11)(A)), shall be made without the consent of the Participant to the extent required by law; but

                  (ii) Benefits shall not commence later than sixty (60) days after the end of the Plan Year in which the Participant attains age sixty-five (65) or incurs a termination of employment, whichever shall last occur; but

                 (iii) In general, benefits shall be paid or commence
                       no later than the April 1 after the end of the calendar year in which the Participant attains age seventy and one-half (70 1/2), even if the Participant is still employed. However, in the case of any Participant who is not a "five percent owner" (as defined in Code Section 416) for the calendar year in which he attains age 70 1/2, and who attains age 70 1/2 in 1996, 1997, or 1998, such Participant may elect to defer distribution until a date not later than April 1 following the calendar year in which occurs the Participant's retirement. In the case of any Participant who is not a "five percent owner" and who attains age 70 1/2 after 1998, benefits shall not be paid or commence until the Participant's retirement.

                  (iv) Any death benefits shall be distributed within five
                       (5) years of the Participant's death, and if installment payments had previously commenced to the Participant, at least as rapidly as under the method of distribution being used as of the Participant's death.

             (c)  The provisions of the Plan are intended to comply with Code
   Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Code Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code Section 401(a)(9) and the regulations thereunder override any Plan provisions inconsistent with such Code Section and regulations.

             Section 5.04. Hardship Withdrawals. (a) Upon a showing of substantial hardship, once during a Plan Year a Participant may withdraw any portion of the balance in his account which is attributable to his Deposits or earnings thereon upon written request to and approval of the Administrator. For purposes of this Section, substantial hardship shall mean:

                  (i)  unreimbursed medical expenses described in Code
                       Section 213(d) incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code Section 152) or necessary for these individuals to obtain medical care;

                  (ii) costs directly related to the purchase (excluding
                       mortgage payments) of a principal residence for the Participant;

                 (iii) payment of tuition and related educational fees
                       for the next 12 months of post-secondary education for the Participant or the Participant's spouse, children or dependents; or

                  (iv) payments necessary to prevent the eviction of the
                       Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

             (b) The hardship withdrawal (i) shall be limited to the amount of the immediate and heavy financial need, (ii) shall be made only after the Participant takes all permitted loans and distributions hereunder and pursuant to any other plan maintained by an Affiliate, and (iii) shall not include any net earnings credited after December 31, 1988 to the balance in the Participant's account derived from Deposits.

             (c) Any Participant who makes a withdrawal under this Section, shall have his Deposits and any other elective contributions or employee contributions under this Plan or any other plan maintained by the Companies (both qualified and nonqualified) automatically suspended for a period of twelve (12) months following such withdrawal. The amount which such a Participant may contribute as Deposits for the calendar year following such withdrawal shall not exceed the amount described in Code
   Section 402(g) for such year, reduced by the amount of such Participant's actual Deposits for the calendar year in which the withdrawal occurred.

             (d)  The Administrator shall have the authority to amend this
   Section in the Administrator's discretion to permit hardship withdrawals pursuant to any rules which satisfy the applicable regulations and rulings of the Internal Revenue Service from time to time.

             Section 5.05. Payments to Minor or Incompetent Person. In the event that any amount is payable under the Plan to any person who is a minor or is deemed by the Administrator to be incompetent, either mentally or physically, or for any other reason incapable of receiving such payment, the Administrator may, in its sole discretion, make such payment for the benefit of such person in any of the following ways that the Administrator may select: (i) to such person's legal representative appointed by proceedings satisfactory to the Administrator; (ii) directly to such person even though he is not then able to exercise control over such payment; and/or (iii) to any custodian under the Uniform Gifts to Minors Act or similar statutes or guardian of such person or of his property with whom such person is making his home. The Administrator shall not be required to see to the proper application of any such payment made for such person's benefit pursuant to the provisions of this Section, and any such payment shall satisfy in full such person's entitlement to that payment.

             Section 5.06. Erroneous Overpayments. In the event any payments hereunder to a Participant, former Participant, surviving spouse or any other Beneficiary hereunder exceed the amounts to which such person was entitled, the Administrator may withhold or reduce subsequent payments, or may take such other action as it deems necessary or appropriate.

                        ARTICLE VI.  PLAN ADMINISTRATION

             Section 6.01. Appointment of Members. The Administrator shall be a committee consisting of three (3) persons from time to time appointed by the Board and serving at the pleasure of the Board. Members may, but need not, be officers, directors or employees of a Company. Any vacancies on the committee, whether caused by death, resignation, removal or other cause, shall be filled by the Board but shall not affect the authority or responsibility of the committee to act until such vacancy is filled. Members of the committee may serve in similar capacities under other employee retirement and welfare benefit programs established and maintained by the Companies. The Administrator shall be deemed the Plan's Administrator for all purposes of ERISA.

             Section 6.02. Responsibility and Authority of the Administrator. (a) The Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan as it may be amended by the Board from time to time, except such authority as is specifically allocated otherwise by and under the terms hereof. Without limiting the foregoing and in addition to its authority and duties specified elsewhere herein, the Administrator shall have exclusive authority to:

                  (i) interpret and apply all provisions hereof, including without limitation, the power to determine who is a Participant in the Plan, and the amount of Vesting Service and Compensation to be recognized for each such Participant;

                  (ii) formulate, issue and apply rules and regulations,
                       which are consistent with the terms and provisions hereof and the requirements of applicable law;

                 (iii) make appropriate determinations and calculations
                       and direct the Trustee to pay benefits accordingly;

                  (iv) prescribe and require the use of appropriate forms;

                  (v)  prepare all reports which may be required by law;

                  (vi) inform the Trustee and any qualified funding agent of anticipated contributions and benefit payments in order to aid in the establishment of an investment policy with respect to the assets of the Plan; and

                 (vii) review periodically the performance of the Trustee
                       and report any recommendations to the Board.

             Section 6.03. Use of Professional Services. The Administrator may engage the services of and/or consult with legal counsel, independent qualified public accountant or such other persons as it may deem appropriate. Such persons may be employed for the purpose of rendering advice to the Administrator concerning his responsibilities hereunder, and may be persons who render services to the Companies and/or the Trustee.
   In any case in which the Administrator utilizes such services, it shall retain exclusive discretionary authority and control over the management and administration of the Plan.

             Section 6.04. Fees and Expenses. If the Administrator includes an employee of a Company, such employee shall serve without compensation but shall be reimbursed for all reasonable expenses incurred in its capacity as Administrator. Where the Administrator utilizes services as provided by Section 6.03 hereof, it shall review and approve fees and other costs for these services. Such fees and costs and any other expenses incurred in the administration of the Plan and Trust Fund shall be paid by the Companies.

             Section 6.05. Organization and Procedure. The Administrator shall select from its members a chairman and such other officers as it deems appropriate. Committee action may be taken on vote of at least two
   (2) members present at any meeting or upon unanimous written consent of all members without a meeting. Minutes of Administrator meetings shall be kept and all action of the committee shall be recorded in such minutes or other appropriate written form. The Administrator may establish such other procedures and operating rules as it deems appropriate.

             Section 6.06. Delegation of Authority and Responsibility. Employees of a Company who are not committee members may perform such duties and functions relating to the administration of the Plan as the Administrator shall direct and supervise. It is expressly provided, however, that in any such case, the Administrator retains full and exclusive authority and responsibility for and respecting any such activities by other employees; and nothing contained in this Section shall be construed to confer upon such other employees any discretionary authority or control in and respecting the management and administration of the Plan.

             Section 6.07. Requirement to Furnish Information and to Use Administrator's Forms. Each person entitled to benefits under the Plan shall furnish to the Administrator such evidence, data or information as such Administrator considers necessary or desirable in order to properly administer the Plan. Any designation of Beneficiary, benefit application, notification or other writing to be submitted hereunder to the Administrator must be filed pursuant to the procedure and on the appropriate form prescribed, and its receipt acknowledged, by the Administrator in order to be valid and effective.

             Section 6.08. Claims Procedure. (a) A Participant or Beneficiary who believes that he is then entitled to benefits hereunder in an amount greater than he is receiving or has received may file a claim for such benefits by writing directly to the Administrator at Hein-Werner's office located in Waukesha, Wisconsin. The Administrator may prescribe a form for filing such claims, and if it does so, claim shall not be deemed properly filed unless such form is used, but the Administrator shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason.

             (b) Every claim which is properly filed shall be answered in writing stating whether the claim is granted or denied. Such written response shall be provided to the claim and within ninety (90) days of the claim's receipt by the Administrator unless an extension of time is needed to process the claim in which case the Administrator shall give the claimant written notice of such need, the reason therefor and the length of such extension, which shall not exceed an additional ninety (90) days. If the claim is wholly or partially denied, the specific reasons for denial and reference to the pertinent Plan provisions shall be set forth in a written notice to the claimant. Such notice shall also describe any information necessary for the claimant to perfect an approval and an explanation of the Plan's claim appeal procedure as set forth in subsection (c) of this Section.

             (c) Within ninety (90) days of notice that a claim is denied, the claimant may file a written appeal to the Administrator, including any comments, statements or documents, the claimant may wish to provide. Appeals shall be considered by the Administrator, who shall make his decision with respect to such appeal no later than sixty (60) days after such appeal is timely filed; provided, however, that, if an extension of time is required to process such appeal, written notice thereof shall be given to the claimant prior to the commencement of such extension which shall not go beyond the one hundred twentieth (120th) day after the date of such appeal was filed. In the event the claim is denied upon appeal, the Administrator shall set forth the reasons for the denial and the pertinent Plan provisions in a written decision. The Administrator shall comply with any reasonable request from a claimant for documents or information relevant to his claim prior to his filing an appeal.

             (d) The Administrator shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan; any such determination shall be final and binding on all parties unless arbitrary and capricious.

             Section 6.09. Agent for Service of Process. The Administrator is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan and the Trust Fund.

                              ARTICLE VII.  TRUSTEE

             Section 7.01. Trustee Removal and/or Resignation. The Trustee may be removed by majority vote of the Board at any time, with or without cause, upon thirty (30) days' written notice. The Trustee may resign at any time upon thirty (30) days' written notice to the Company. Upon such removal or resignation of the Trustee, the Board by majority vote shall appoint or designate a successor trustee or trustees, and the Trustee shall assign and transfer and pay over to such successor trustee or trustees, the monies and other property then constituting the Trust Fund.

             Section 7.02. Trustee's General Powers. In addition to any powers or authority otherwise granted to the Trustee hereunder, the Trustee is authorized and empowered:

             (a) to act as complete and absolute owner, and to exercise maximum protection, of all assets in the Trust Fund;

             (b) to sell, exchange, convey, transfer or dispose of, or to grant options with respect to, any asset in the Trust Fund and to apply the proceeds of any such transaction in any manner consistent with the purposes of the Trust Fund;

             (c) to borrow or raise monies for the purposes of the Trust Fund in such amount and upon such terms and conditions as the Trustee in its discretion may deem advisable;

             (d) to make, execute, acknowledge and deliver any and all assignments, documents of transfer or conveyance and any and all other instruments or documents that may be necessary or appropriate to carry out the powers herein granted;

             (e) to cause any asset in the Trust Fund to be registered in, or transferred to, its name as Trustee or the name of its nominee or nominees or to retain same unregistered or in form permitting transferability by delivery, but the books and records of the Trustee shall at all times show that all such assets are part of the Trust Fund;

             (f) to exercise any option, right or privilege appurtenant to or respecting any asset of the Trust Fund or any contract with any insurance company, including the right to vote in person or by proxy as to any security in the Trust Fund (except to the extent such rights are passed through to Participants);

             (g) to employ such legal, accounting and other assistants as it may deem necessary for administering the Trust Fund, which assistants may be those consulted by a Company and/or the Administrator;

             (h) to enforce, compromise or settle or abstain from same in its discretion, any right, obligation or claim, whether asserted by or against the Trustee, and in general to protect in any way the interests of the Trust Fund;

             (i) to employ or appoint investment advisors or managers to manage any or all of the assets comprising the Trust including any advisor or manager which is a member of an affiliated group of which the Trustee is a member, and to effectuate such appointment, the Trustee shall have the power to execute any documents as are necessary to appoint such advisor or manager as a co-fiduciary; and

             (j) to do all other acts which the Trustee may deem necessary or proper and to exercise any and all powers of the Trustee upon such terms and conditions as it deems to be for the best interests of the Trust Fund.

             Section 7.03. Payments from the Trust Fund. The Trustee shall make payments from the Trust Fund to such persons, and in such manner and amounts as may be specified in written directions to the Trustee from the Administrator. Should any such payment be unclaimed, the Trustee shall notify the Administrator thereof, and shall dispose of same in accordance with the Administrator's further directions.

             Section 7.04. Trustee Accounting. The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at reasonable times and by any person or persons designated by the Administrator or a Company. Within sixty (60) days following December 31, 1998, and within sixty (60) days following each December 31 thereafter, or following the close of such other annual period as may be agreed upon between the Trustee and Hein-Werner, and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall file with the Companies a written report setting forth all investments, receipts and disbursements, and other transactions effected by it during the period ending as of such December 31, or other annual period or to the date of such removal or resignation, as the case may be, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held at the end of such period.

             Section 7.05. Settlement of Trustee Accounts. In case of any disapproval of any statement of accounts of the Trustee, an audit of such statement shall be made by an independent certified public accountant appointed by Hein-Werner, unless a corrected statement shall have been rendered to Hein-Werner and approved in writing by Hein-Werner. Upon completion of such audit, the inaccuracies in such statement so audited, if any, shall be corrected to conform to such audit and a corrected statement shall be delivered by the Trustee to Hein-Werner. Any such corrected statement shall stand approved as the statement of account of the Trustee as to all matters embraced therein, without further approval. An approved or corrected statement of account shall constitute an account stated between the Trustee and Hein-Werner as to all matters embraced in such statement, and shall be binding and conclusive upon all persons interested in the Trust Fund to the same extent as if the account of the Trustee had been settled and allowed in a proceeding for judicial settlement of its accounts in any court of competent jurisdiction, to which all such persons had been made parties; provided, however, that no such statement of accounts nor Hein-Werner's approval thereof shall be deemed to relieve the Trustee of any liability which may be imposed upon it for violation of a specific provision of the Code or ERISA; provided further, that nothing contained herein shall be deemed to deprive the Trustee and/or Hein-Werner of the right to have a judicial settlement of the Trustee's accounts.

             Section 7.06. Reliance on Written Communications. The Trustee shall be fully protected in relying upon any written notice, certification or other document or writing received from a Company, the Board and/or the Administrator and believed by it to be genuine and shall be under no duty to make any investigation or inquiry as to statements contained in any such notice, certification or other document or writing, and may accept the same as conclusive. Except when otherwise expressly provided herein, any instrument to be delivered or furnished by a Company or Board to the Trustee shall be sufficiently executed if executed in the name of such Company or Board by any appropriate officer thereof.

             Section 7.07. Trustee Fees and Expenses. The Trustee shall be entitled to reimbursement of any reasonable expenses properly incurred in the performance of its duties hereunder and, if the Trustee is not an employee of a Company or any Affiliate, to such reasonable compensation as shall be mutually agreed upon with Hein-Werner. Such compensation, if any, and expenses shall be paid by the Companies.

                     ARTICLE VIII.  INVESTMENT OF TRUST FUND

             Section 8.01. Trustee Investment of Trust Fund. The Trust Fund shall be invested and reinvested without distinction between principal and income in such manner as the Trustee shall determine to be consistent with the protection of investment capital and preservation of sufficient liquidity to make payments as required. Subject to the last sentence of this Section, such investments and reinvestments shall not be restricted to those of the character authorized for fiduciaries under any present or future laws or administrative regulations or pursuant to any rule of court, nor shall any investments be limited in any amount or type in relation to the amount or type of investments of the Trust Fund as a whole. The Trustee may hold all or any part of the Trust Fund in cash, and shall not be liable for interest on monies so held. Such cash or cash balances may be deposited in a savings account earning a reasonable rate of interest with the Trustee or any other bank or similar financial institution as the Trustee may in its discretion designate. The Trustee may, from time to time, invest and reinvest any cash reserves in debt securities payable on demand having maturities not exceeding one (1) year or (in interests in common, pooled, diversified or consolidated funds created and maintained by the Trustee from time to time for the collective short-term investment of the cash reserves in trusts of employee retirement plans qualified under the applicable provisions of the Code) whereupon, during the effective period of such investment and reinstatement in such a fund, any instrument governing such fund shall be deemed to be incorporated in and made a part of this Agreement as fully and to all intents and purposes as if set forth herein at length. The Trustee may hold all or any part of the Trust Fund in qualifying employer securities or qualifying employer real property. Notwithstanding anything herein to the contrary, the Trust Fund shall at all times be invested and reinvested in a manner which is consistent and in accordance with the applicable requirements of ERISA and the Code.

             Section 8.02. Use of Trustee's Commingled Investment Funds. At its discretion, the Trustee may invest and reinvest the assets of the Trust Fund, in whole or in part, in any common pooled, diversified or consolidated funds qualified under Code Section 501(a) and maintained by the Trustee, or any bank or trust company acting as agent of the Trustee, for the purpose of investing assets held under plans qualified under Code
   Section 401(a) and, during the effective period of such investment and reinvestment, any instrument governing such fund shall be deemed to be incorporated in and made a part of this Agreement as fully and to all intents and purposes as if same were set forth herein at length.

             Section 8.03. Investment of Accounts. At the direction of Hein-Werner, the Trustee shall invest that part of the Trust Fund representing amounts other than Company stock in mutual funds designated by the Company. The particular funds and the terms and conditions of investment therein shall be the sole responsibility of the Company. To the extent that such control is asserted by Hein-Werner with respect to the affected assets, the Trustee shall only be charged with the responsibility to execute Hein-Werner's directions with reasonable diligence and care.

           ARTICLE IX.  FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES

             Section 9.01. Fiduciaries. The Board, the Administrator and the Trustee shall be deemed to be the only fiduciaries, named and otherwise, of the Plan and Trust Fund for all purposes of ERISA. No named fiduciary designated in this Section shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan and/or the Trust Fund, except as may be required from time to time under ERISA.

             Section 9.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 9.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided herein and in any related documents, including but not limited to any agreement or agreements entered into between Hein-Werner and the Trustee. Each such named fiduciary may obtain the services of such legal, actuarial, accounting, investment and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other named fiduciary, the Plan and/or a Company; provided, however, that where such services are obtained, the named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant.

             Section 9.03. General Limitation on Liability. Neither the Board, the Administrator, nor any other person or entity, including a Company and its shareholders, directors and employees, guarantees the Trust Fund in any manner against loss or depreciation, and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust Fund, or the administration thereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA.

             Section 9.04. Responsibility for Co-Fiduciaries. The members of the Board shall not be jointly or severally responsible for any act or failure to act of the Administrator or the Trustee, except as may be otherwise specifically provided under ERISA. The Administrator shall not be responsible for any act or failure to act of the Board or the Trustee, except as may be otherwise specifically provided under ERISA. The Trustee shall not be responsible for any act or failure to act of the Administrator or the Board, except as may be otherwise specifically provided under ERISA.

             Section 9.05. Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the Trust Fund.

                      ARTICLE X.  AMENDMENT AND TERMINATION

             Section 10.01. Amendment. Hein-Werner shall have the right by majority vote of the Board to amend this Agreement and/or the Plan at any time and in any manner consistent with the Code and ERISA; provided, however, that any amendment which increases the duties or responsibilities of the Trustee shall be effective only with the Trustee's consent. The Administrator shall have the authority to amend the Plan in any respect it deems necessary to comply with the Code or ERISA or to obtain a determination letter or ruling from the Internal Revenue Service with respect to the Plan's compliance with the Code. Any amendment may be retroactive to the extent permitted by applicable law. Notwithstanding the foregoing, no amendment to the Plan shall decrease a Participant's accrued benefit or vested percentage or eliminate an optional form of distribution for a previously accrued benefit.

             Section 10.02. Termination. Hein-Werner shall have the right to terminate the Plan by a majority vote of the Board at any time and in such event, upon any other termination or partial termination, or upon termination due to permanent discontinuance of all Company contributions, the Trust Fund shall be fully vested and nonforfeitable to the extent of the termination. The Trustee in its discretion may first require Internal Revenue Service approval of the termination before making a distribution under this Section.

                         ARTICLE XI.  GENERAL PROVISIONS

             Section 11.01. Non-Guarantee of Continued Association or Other Benefits. Neither the establishment of the Plan, nor any modification or amendment thereof, nor the payment of benefits hereunder shall be construed as giving any Participant, or other person whomsoever any legal or equitable right against any Company, the individual officers and employees of the Companies, the Board, its members, the Administrator, or the Trustee, or the right to the payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any employee the right to continue his employment with the Companies or as affecting the Companies' right to sever such employment.

             Section 11.02. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the governing plan were then to terminate) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan then terminated).

             Section 11.03. Spendthrift Clause. No Participant, former Participant, Beneficiary, or other person entitled to benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits, or any part of the Trust Fund from which such benefits are payable, be subject to seizure by legal process by any creditor of such Participant, former Participant, Beneficiary, or other person. Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder. Notwithstanding the foregoing, the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Administrator to determine that it meets the applicable requirements of Code Section 414(p); if any such order so directs, distribution of benefits to the alternate payee may be made at a time not permitted for distributions to the Participant. The Administrator shall establish written procedures concerning the notification of interested parties and the determination of the validity of such orders. The actuarial assumptions that may be needed from time to time shall be the interest and mortality rates used by the Pension Benefit Guaranty Corporation for the July 1 of the calendar year preceding the year in which the calculation is necessary.

             Section 11.04. Exclusive Benefit. Anything in the Plan which might be construed to the contrary notwithstanding, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to Participants or their Beneficiaries under the Plan for any part of the Trust Fund assets to be used for, or diverted to, purposes other than the exclusive benefit of such Participants or their Beneficiaries and defraying the reasonable expenses of administering the Plan and the Trust Fund. In no event shall a Company receive at any time any amounts from such assets, except as provided in Sections 3.06 and 4.08 hereof.

             Section 11.05. Full Satisfaction of Claims. Any payment or distribution of any Participant, former Participant, or Beneficiary shall be in full satisfaction of all claims against the Trust Fund, the Trustee, the Administrator, and the Companies and shall give rise to no claim or liability notwithstanding it shall later appear that such payment or distribution was made under a mistake of fact or law, except as otherwise specifically provided by the Code or ERISA. No payment shall be made hereunder which would be in violation of any applicable law or governmental regulation as determined by the Administrator.

             Section 11.06. General Limitation on Liability. Neither the Companies, the Administrator, the Board, its respective past, present and future members, the Trustee, nor any other person, future shareholders, officers and employees, nor any agents of the foregoing, guarantees the Trust Fund in any manner against loss or depreciation, and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan and the Trust Fund, or the administration thereof, except and only for the extent of liability imposed because of willful misconduct or bad faith shown in the taking or failure to take such action.

             Section 11.07. Indemnification. Hein-Werner shall indemnify any director and/or employee of the Companies who acts with respect to the Plan as a member of the Board or the Administrator and shall hold any such director and/or employee harmless from the consequences of his acts or conduct in connection with the Plan except to the extent that such consequences are the result of willful misconduct or bad faith shown on the part of such director and/or employee.

             Section 11.08. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

             Section 11.09. Successors and Assigns. This Agreement and the Plan herein contained shall be binding upon the successors and assigns of Hein-Werner and the Trustee.

             Section 11.10. IRS Approval. Any other provision hereof to the contrary notwithstanding, the effectiveness of this restatement is subject to the condition subsequent that Hein-Werner obtain a determination from the Internal Revenue Service that the Plan meets the requirements for qualification contained in Code Section 401(a) and that the Trust Fund is exempt under Code Section 501(a).

             Section 11.11. Top-Heavy Restrictions. (a) Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section shall be applicable. The Plan is "top-heavy" for a Plan Year if as of its "determination date" (i.e. the last day of the preceding Plan Year or the last day of the Plan's first Plan Year, whichever is applicable), the total present value of the accrued benefits of key employees (as defined in Code Section 416(i)(1) and applicable regulations) exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the plan (excluding those of former key employees and employees who have not performed any service during the preceding five (5) year period) (as such amounts are computed pursuant to Section 416(g) and applicable regulations using a five percent (5%) interest assumption and a 1971 GAM mortality assumption) unless such plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. Any nonproportional subsidies for early retirement and benefit options are counted assuming commencement at the age at which they are most valuable. In addition, a plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together they satisfy the Code Section 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group include any plan in which a key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated) and any plan which enables such a plan to meet the Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this Section includes any group employers aggregated pursuant to Code Sections 414(b), (c) or (m). The calculation of the present value shall be done as of a valuation date which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Code Section 416(g)), the accrued benefit of an Employee other than a key employee within the meaning of Code Section 416(i)(1)) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

             (b) If a defined contribution plan is top-heavy in a Plan Year, non-key employee participants who have not separated from service at the end of such Plan Year will receive allocations of employer contributions and forfeitures at least equal to the lesser of three percent (3%) of compensation (as defined in Code Section 415) for such year or the percentage of compensation allocated on behalf of the key employee for whom such percentage was the highest for such year (including any salary reduction contributions). If a defined benefit plan is top-heavy in a Plan Year and no defined contribution plan is maintained, the employer-derived accrued benefit on a life only basis commencing at the normal retirement age of each non-key employee shall be at least equal to a percentage of the highest average compensation for five consecutive years, excluding any years after such Plan permanently ceases to be top-heavy, such percentage being the lesser of (i) twenty percent (20%) or (ii) two percent (2%) times the years of service after December 31, 1983 in which a Plan Year ends in which the Plan is top-heavy. If the controlled group maintains both a defined contribution plan and a defined benefit plan which cover the same non-key employee, such employee will only be entitled to the defined benefit plan minimum and not to the defined contribution plan minimum.

             (c) If the controlled group maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same key employees, and if such plans are top-heavy, then the limitation stated in a separate provision of this Plan with respect to the Code Section 415(e) maximum benefit limitations shall be amended so that a 1.0 adjustment on the dollar limitation applies rather than a 1.25 adjustment. This provision shall not apply if the Plan is not "super top-heavy" and if the minimum benefit requirements of this Section are met when two percent (2%) is changed to three percent (3%) and twenty percent (20%) is changed to an amount not greater than thirty percent (30%) which equals twenty percent (20%) plus one percent (1%) for each year such plan is top-heavy. A plan is "super top-heavy" if the ratio referred to in subsection (a) above results in a percentage in excess of ninety percent (90%) rather than a percentage in excess of sixty percent (60%).

             Section 11.12. Retroactive Effective Date. Sections 1.01(g) and 3.02(e)(ii) through (viii) shall apply retroactively from and after January 1, 1997. Section 3.07 shall apply to reemployments on and after December 12, 1994.

             Section 11.13. Direct Transfer of Eligible Rollover Distributions. i. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

             (b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

             (c) An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving Spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

             (d) A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving Spouse and the employee's or former employee's Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in
   Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

             (e) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                        ARTICLE XII.  TRUSTEE ACCEPTANCE

             Section 12.01. Effective Date of Acceptance. Effective as of the execution date hereof, the Trustee accepts the trust hereby contained and agrees to be bound by all of the terms of this Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested in duplicate originals by their respective officers thereunder duly authorized, with their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                 HEIN-WERNER CORPORATION

                                 By: /s/ Joseph L. Dindorf

                                 Attest: /s/ Christopher B. Decker

                                 (Corporate Seal)

                                 FIRST BANK (N.A.)
                                 as Trustee

                                 By: /s/ Cheryl Ludtke

                                 Attest:  /s/

                                 (Corporate Seal)